Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2011
Summary:
•	Record second quarter EBITDA of $70.2 million, up 73% from a year ago

•	Record revenue of $632.2 million and revenue per ton of $77.05 for second quarter

•	Cash flow from operating activities of $81.3 million in the second quarter, more than twice the previous quarterly record

•	Production underway at new Gateway Eagle and Workman Branch met coal mines

•	Nearly 7 million tons of additional thermal coal booked for export through 2014
     ST. LOUIS, July 26 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended June 30, 2011. For the 2011 second quarter, the Company reported record revenues of $632.2 million and record EBITDA of $70.2 million. Revenues and EBITDA for the year-ago quarter were $539.0 million and $40.6 million, respectively. For the six months ended June 30, 2011, the Company reported revenues of $1.2 billion and EBITDA of $118.8 million. Revenues and EBITDA for the first half of 2010 were $1.0 billion and $85.8 million, respectively.
     During the second quarter, the Company recorded an asset retirement obligation of $24.0 million for the planned treatment of certain selenium discharges at the Hobet surface mine, in connection with the submission of a remediation plan related to a previous court ruling. As a result of this charge, the Company reported a net loss of $12.4 million and net loss per share of $0.14 for the 2011 second quarter.
     “Our improved performance this quarter highlights the potential of Patriot’s existing operations and the results of our detailed planning and execution,” noted Patriot President and Chief Executive Officer Richard M. Whiting. “We are nearing a major turning point in the life of our company.”

     “Looking to 2012 and beyond, we expect to achieve even stronger operating results as we benefit from our “Met Build-Out” project. In recent months, we started production at two new met mines — the Gateway Eagle mine in the Rocklick complex and the Workman Branch mine in the Wells complex. And we have made significant progress constructing the entry slope at Kanawha Eagle’s Peerless mine, where we expect to begin production late this year,” continued Whiting. “Further, as 2012 comes more clearly into view, we will see a positive impact from the re-pricing to market levels of 3.5 million tons of Illinois Basin coal currently sold under a legacy customer contract. Our team is actively managing the sale of these tons, with close to 80 percent of the volume already sold for 2012.”
     “Turning to the markets, we are encouraged by the strength of the global thermal coal market. Since our April update, we booked nearly 7 million thermal tons for export through 2014, including sales from each of our basins. Over half of this volume will be sourced from the Illinois Basin, including tons previously sold under the legacy contract,” stated Whiting. “On the met side, since our April update we contracted an additional 400,000 tons for 2011 delivery. With the cycle of annual contracting largely completed for 2011, we do not expect the next wave of met contracting to occur before the fourth quarter.”
     “Our cash flow from operating activities topped $80 million this quarter, more than twice the previous quarterly high of $39 million. After covering capital expenditures and a litigation settlement, we generated free cash flow of more than $20 million,” added Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “This is a clear indication of our future earnings power and cash flow trends, and our ability to continue to grow our business.”
Financial Overview
     Commenting further on the second quarter, Schroeder noted, “We are pleased with our record revenues and record EBITDA achieved this quarter. This marks our third consecutive increase in quarterly EBITDA, led by solid operating performance at our mines, along with higher selling prices. These stronger results were consistent with our operating and financial plans.”
     “Costs per ton in both of our segments increased this quarter and for the first six months were at the upper end of our annual guidance. A number of factors impacted our costs this quarter, including the new metallurgical mines coming on-line, met tons being a larger portion of our total sales mix, higher sales-related costs, and the idling of the Panther longwall for about two weeks for an equipment component upgrade,” continued Schroeder. “While the richer product mix has pressured our per-ton costs, our focus remains on expanding our bottom line through higher-margin business opportunities.”

     Revenues in the 2011 second quarter were $632.2 million, compared with $539.0 million in the prior year quarter. Higher revenues in the 2011 quarter compared with the prior year resulted from higher selling prices in 2011, which increased almost $11.00, or 16 percent, over a year ago.
     Sales in the second quarter totaled 8.1 million tons, including 6.1 million tons of thermal and 2.0 million tons of metallurgical coal. This compares with 6.2 million tons of thermal and 1.9 million tons of metallurgical coal sold in the year-ago quarter.
     EBITDA in the 2011 second quarter was $70.2 million, compared with $40.6 million in the same quarter of 2010. Higher EBITDA was driven by higher average selling prices. The 2011 second quarter EBITDA included gains on reserve-related transactions of $9.4 million, compared with $17.8 million in the 2010 second quarter.
Credit and Capital
     As of June 30, 2011, the Company had available liquidity of more than $480 million, with a cash balance of $263 million and no borrowings on its revolving credit facility or its receivables securitization program.
     Capital expenditures totaled $40.7 million in the 2011 second quarter. For 2011, the Company expects capital expenditures to be near $175 million, as Patriot expands its metallurgical coal production capability.
     During the quarter, the Company paid $14.8 million in settlement of litigation in connection with a lawsuit filed prior to the 2007 spin-off. The settlement did not result in any impact to the Company’s statement of operations during the quarter, as Patriot received certain mineral reserves while assuming related liabilities from the plaintiff as part of the settlement.
Safety and Environmental
     As a result of the Company’s comprehensive safety program, in the first half of 2011 Patriot achieved an accident incidence rate of 2.86 per 200,000 hours worked, nearly a 20 percent improvement compared with the 2010 year. Additionally, during the quarter three Patriot operations in West Virginia received state-wide Joseph A. Holmes Safety Awards, and Fredrick Collins, Jr., Patriot’s Senior Safety Manager, was recognized as a Coal Safety Leader by the Holmes Safety Association.

     In recognition of outstanding reclamation, Patriot operations also received two regional Appalachian Regional Reforestation Initiative (ARRI) Awards, and the Company’s Guyan surface mine in the Logan County complex subsequently won the highest ARRI award, presented to one reclamation project from the submissions of seven different states.
Market Overview
     Forecasts continue to point to the sustainability of coal market globalization. Global seaborne demand for metallurgical coal is expected to increase more than 50 percent from about 250 million metric tonnes in 2010 to nearly 400 million tonnes by 2020. On the thermal side, global seaborne demand is expected to increase more than 30 percent from 2010 to 2020, to almost 1 billion tonnes. With supply constraints worldwide, Patriot believes U.S. metallurgical and thermal coal will increasingly be shipped overseas to satisfy the robust global demand. Eastern U.S. metallurgical and thermal coals, in particular, are well-positioned to participate in these growing export markets.
     The Company believes the metallurgical coal market will remain tight. Patriot’s response to these tight met markets is to continue its Met Build-Out project, increasing met production to at least 11 million tons by 2013. The Company is on track with this expansion plan, which includes acquiring equipment, finalizing permits, and hiring supervisors and hourly employees. The manageable size of each mine within the Met Build-Out is a distinct advantage, as it allows the Company to methodically increase production in line with sales commitments, and to benefit from its existing operational footprint.
     In thermal markets, the Company expects to see continued opportunities for exports, as Asian markets build more coal-fueled power plants, putting more demand on global supply. The physical access of U.S. coals to the European thermal market, coupled with numerous coal quality alternatives, should make the U.S. a major ongoing participant in the increasingly global marketplace.
     Patriot expects U.S. coal exports to approximate 100 million tons in 2011. The Company plans to export approximately 25 percent of its 2011 production, with exports anticipated to expand to more than 10 million tons, or 30 percent, in 2012.
Outlook
     For the year 2011, the Company anticipates sales volume of 31 to 32 million tons, including metallurgical coal sales of at least 8 million tons. For the Appalachia segment, the Company expects cost per ton in the third quarter to be in the mid-$70’s, declining to the low-$70’s in the fourth quarter. The full-year cost is expected to average just over $70 per ton, as the met percentage increases to approximately 35 percent by year-end, from 30 percent at the beginning of 2011. For the Illinois Basin segment, Patriot expects cost per ton for the 2011 year to average $42 to $44.

     Higher cost per ton will result from the new met mines beginning production in 2011, higher sales-related costs, and increased costs related to an anticipated new labor agreement with the UMWA. Additionally, the third quarter will be impacted by longwall moves at both Federal and Panther, downtime for miner vacations and repairs performed during the vacation periods.
     Average selling prices of currently priced tons for the remainder of 2011 and for 2012 are as follows:

	Second Half 2011		2012
(Tons in millions)	Tons	Price per ton	Tons	Price per ton
Appalachia — thermal	7.9	$60	11.4	$64
Illinois Basin — thermal	3.6	$41	5.2	$49
Appalachia — met	4.0	$151	1.0	$151

Total	15.5		17.6

     The increase in priced 2012 met business compared with the first quarter earnings release includes newly booked Panther-type tons at prices averaging $150 per ton, coupled with the impact of changes in the timing of 2011 and 2012 met deliveries.
     Priced thermal business includes 4.1 million tons for the second half of 2011 and 4.7 million tons for 2012 related to legacy contracts priced significantly below the current market. The Company has around 0.5 million tons of coal remaining to be priced for 2011 delivery.
Conference Call
     Management will hold a conference call to discuss the second quarter results on July 26, 2011, at 10:00 a.m. Central Time. The conference call can be accessed by dialing 800-700-7860, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-1210 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 210390.

About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand or disrupting coal supply. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended June 30, 2011 and 2010
(In thousands, except share and per share data)

	Three Months Ended June 30,
	2011	2010
Tons sold	8,097	8,066

Revenues
Sales	$623,902	$533,800
Other revenues	8,258	5,192

Total revenues	632,160	538,992

Costs and expenses
Operating costs and expenses	560,269	504,203
Depreciation, depletion and amortization	46,370	50,350
Asset retirement obligation expense	35,115	11,004
Sales contract accretion	(15,815)	(33,735)
Restructuring and impairment charge	137	14,838
Selling and administrative expenses	14,060	13,198
Net gain on disposal or exchange of assets	(9,372)	(17,759)
Income from equity affiliates	(2,998)	(1,244)

Operating profit (loss)	4,394	(1,863)
Interest expense and other	16,583	14,795
Interest income	(52)	(3,249)

Loss before income taxes	(12,137)	(13,409)
Income tax provision	218	165

Net loss	$(12,355)	$(13,574)

Weighted average shares outstanding, basic and diluted	91,284,418	90,863,950

Loss per share, basic and diluted	$(0.14)	$(0.15)

EBITDA	$70,201	$40,594

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations (Unaudited)
For the Six Months Ended June 30, 2011 and 2010
(In thousands, except share and per share data)

	Six Months Ended June 30,
	2011	2010
Tons sold	16,059	15,661

Revenues
Sales	$1,194,280	$998,008
Other revenues	14,904	8,241

Total revenues	1,209,184	1,006,249

Costs and expenses
Operating costs and expenses	1,076,108	937,694
Depreciation, depletion and amortization	91,072	99,962
Asset retirement obligation expense	49,569	21,850
Sales contract accretion	(34,425)	(59,043)
Restructuring and impairment charge	284	14,838
Selling and administrative expenses	26,604	25,972
Net gain on disposal or exchange of assets	(9,415)	(41,555)
Income from equity affiliates	(2,920)	(1,692)

Operating profit	12,307	8,223
Interest expense and other	39,443	23,827
Interest income	(98)	(6,691)

Loss before income taxes	(27,038)	(8,913)
Income tax provision	613	400

Net loss	$(27,651)	$(9,313)

Weighted average shares outstanding, basic and diluted	91,284,370	90,849,834

Loss per share, basic and diluted	$(0.30)	$(0.10)

EBITDA	$118,807	$85,830

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended June 30, 2011 and 2010

	Three Months Ended June 30,
	2011	2010
Tons Sold (In thousands)
Appalachia Mining Operations	6,234	6,431
Illinois Basin Mining Operations	1,863	1,635

Total	8,097	8,066

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$543,136	$464,801
Illinois Basin Mining Operations	80,766	68,999
Appalachia Other	8,258	5,192

Total	$632,160	$538,992

Revenues per Ton — Mining Operations
Appalachia	$87.12	$72.28
Illinois Basin	43.35	42.20
Total	77.05	66.18

Operating Costs per Ton — Mining Operations (1)
Appalachia	$68.85	$60.14
Illinois Basin	43.70	43.14
Total	63.07	56.69

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$18.27	$12.14
Illinois Basin	(0.35)	(0.94)
Total	13.98	9.49

	Dollars in thousands
Past Mining Obligation Expense	$44,764	$44,475

Capital Expenditures	40,742	28,562

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Six Months Ended June 30, 2011 and 2010

	Six Months Ended June 30,
	2011	2010
Tons Sold (In thousands)
Appalachia Mining Operations	12,432	12,280
Illinois Basin Mining Operations	3,627	3,381

Total	16,059	15,661

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$1,038,814	$855,181
Illinois Basin Mining Operations	155,466	142,827
Appalachia Other	14,904	8,241

Total	$1,209,184	$1,006,249

Revenues per Ton — Mining Operations
Appalachia	$83.56	$69.64
Illinois Basin	42.86	42.24
Total	74.37	63.73

Operating Costs per Ton — Mining Operations (1)
Appalachia	$66.58	$57.68
Illinois Basin	42.37	40.68
Total	61.11	54.02

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$16.98	$11.96
Illinois Basin	0.49	1.56
Total	13.26	9.71

	Dollars in thousands
Past Mining Obligation Expense	$88,870	$87,941

Capital Expenditures	71,126	63,692

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2011 and December 31, 2010
(Dollars in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Cash and cash equivalents	$263,100	$193,067
Receivables	200,459	207,365
Inventories	104,483	97,973
Other current assets	29,807	28,648

Total current assets	597,849	527,053
Net property, plant, equipment and mine development	3,179,381	3,160,535
Notes receivable	—	69,540
Investments and other assets	68,392	52,908

Total assets	$3,845,622	$3,810,036

Accounts payable and accrued liabilities	$430,366	$409,284
Below market sales contracts acquired	51,698	70,917
Current portion of debt	3,298	3,329

Total current liabilities	485,362	483,530
Long-term debt, less current maturities	454,117	451,529
Below market sales contracts acquired, noncurrent	67,694	92,253
Other noncurrent liabilities	1,993,424	1,939,643

Total liabilities	3,000,597	2,966,955
Common stock, paid-in capital and retained earnings	1,130,876	1,150,776
Accumulated other comprehensive loss	(285,851)	(307,695)

Total stockholders’ equity	845,025	843,081

Total liabilities and stockholders’ equity	$3,845,622	$3,810,036

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2011 and 2010
(Dollars in thousands)

	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities
Net Loss	$(27,651)	$(9,313)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	91,072	99,962
Sales contract accretion	(34,425)	(59,043)
Net gain on disposal or exchange of assets	(9,415)	(41,555)
Changes in working capital and other	33,407	30,747

Net cash provided by operating activities	52,988	20,798

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(71,126)	(63,692)
Additions to advance mining royalties	(12,163)	(9,465)
Net cash paid in litigation settlement and asset acquisition	(14,787)	—
Proceeds from disposal or exchange of assets	2,411	1,384
Proceeds from notes receivable	115,679	22,100
Investment in joint ventures	—	(300)

Net cash provided by (used in) investing activities	20,014	(49,973)

Cash Flows from Financing Activities
Proceeds from debt offering, net of discount	—	248,198
Deferred financing costs	(1,815)	(20,542)
Proceeds from coal reserve financing transaction	—	17,700
Long-term debt payments	(2,116)	(5,179)
Proceeds from employee stock programs	962	1,082

Net cash provided by (used in) financing activities	(2,969)	241,259

Net increase in cash and cash equivalents	70,033	212,084
Cash and cash equivalents at beginning of period	193,067	27,098

Cash and cash equivalents at end of period	$263,100	$239,182

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)
For the Three and Six Months Ended June 30, 2011 and 2010
(Dollars in thousands)

	Three Months Ended June 30,
Reconciliation of net loss to Adjusted EBITDA:	2011	2010
Net loss	$(12,355)	$(13,574)
Depreciation, depletion and amortization	46,370	50,350
Asset retirement obligation expense	35,115	11,004
Sales contract accretion	(15,815)	(33,735)
Restructuring and impairment charge	137	14,838
Interest expense and other	16,583	14,795
Interest income	(52)	(3,249)
Income tax provision	218	165

Adjusted EBITDA	$70,201	$40,594

	Six Months Ended June 30,
Reconciliation of net loss to Adjusted EBITDA:	2011	2010
Net loss	$(27,651)	$(9,313)
Depreciation, depletion and amortization	91,072	99,962
Asset retirement obligation expense	49,569	21,850
Sales contract accretion	(34,425)	(59,043)
Restructuring and impairment charge	284	14,838
Interest expense and other	39,443	23,827
Interest income	(98)	(6,691)
Income tax provision	613	400

Adjusted EBITDA	$118,807	$85,830

Adjusted EBITDA, also referred to as EBITDA, is defined as net loss before deducting interest income and expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and sales contract accretion. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.